, 2019
Exhibit 99.1
LIBERTY LATIN AMERICA SCHEDULES INVESTOR CALL FOR FULL-YEAR 2025 RESULTS

Denver, Colorado – February 12, 2026: Liberty Latin America Ltd. (“Liberty Latin America” or the “Company”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced plans to release its full-year 2025 results on Wednesday, February 18, 2026 after NASDAQ market close. You are invited to participate in its investor call, which will begin the following day at 8:30 a.m. (Eastern Time). During the call, management will discuss the Company’s results and business, and may provide other forward-looking information.

A webcast and investor presentation will be available within the Investor Relations section of the Liberty Latin America website at https://investors.lla.com/events-and-presentations/events/.

ABOUT LIBERTY LATIN AMERICA

Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands BTC, Flow, Liberty and Más Móvil. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects more than 30 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations: Corporate Communications:
Soomit Datta ir@lla.com Michael Coakley llacommunications@lla.com